    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1998
                                                      REGISTRATION NO. 333-24271
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                   POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3
                      TO FORM SB-2 REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                         SOUND SOURCE INTERACTIVE, INC.
                 (Name of Small Business Issuer in its Charter)

          DELAWARE                                7372                   95-4264046
(State or Other Jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)    Identification No.)

                           26115 MUREAU ROAD, SUITE B
                        CALABASAS, CALIFORNIA 91302-3126
                                 (818) 878-0505
                        (Address and Telephone Number of
                          Principal Executive Offices)

                             ULRICH E. GOTTSCHLING
                          26115 MUREAU ROAD,  SUITE B
                        CALABASAS, CALIFORNIA 91302-3126
                                 (818) 878-0505
                      (Name, Address and Telephone Number
                             of Agent for Service)
                                  -----------
                                    COPY TO:
                           Sean P. McGuinness, Esq.
                     Swidler Berlin Shereff Friedman, LLP
                        3000 K Street, N.W., Suite 300
                          Washington, D.C. 20007-5116
                                (202) 424-7500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX: [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]

                                  -----------

     PURSUANT TO RULE 429 OF THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED HEREIN IS A COMBINED PROSPECTUS RELATING TO SECURITIES REGISTERED HEREBY AND UNDER REGISTRATION STATEMENT NO. 33-80827.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS
      6,201,440 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
           1,661,338 SHARES OF COMMON STOCK FOR SELLING STOCKHOLDERS

     This Prospectus relates to the sale by Sound Source Interactive, Inc., a Delaware corporation (the "Company"), and certain stockholders (the "Selling Stockholders"), of the following: (i) 5,961,440 shares of the Company's common stock, par value $.001 (the "Common Stock"), underlying 5,961,440 outstanding Common Stock purchase warrants (the "Redeemable Warrants"); (ii) 240,000 shares of Common Stock underlying outstanding Underwriters' Warrants (as hereinafter defined); and (iii) 1,661,338 outstanding shares of Common Stock being offered by the Selling Stockholders, including 200,000 shares being offered by Vincent
J. Bitetti, the Company's Chairman of the Board and Chief Executive Officer, 321,338 shares being offered by Eric H. Winston and 1,140,000 shares of Common Stock being offered by ASSI, Inc., each of whom is an affiliated Selling Stockholder. See "Selling Stockholders" and "Plan of Distribution." The shares of Common Stock offered by the Selling Stockholders are sometimes collectively referred to herein as the "Selling Stockholders' Securities." The Company will not receive any proceeds from the sale of the Selling Stockholders' Securities.

     Each Redeemable Warrant entitles the holder to purchase one share of Common Stock for $4.40 during the period from July 1, 1997, to January 1, 2002. The Redeemable Warrants are subject to redemption by the Company, at any time commencing July 2, 1997, at a price of $.25 per Redeemable Warrant, if the average closing bid price of the Common Stock equals or exceeds $5.60 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. See "Description of Securities - Redeemable Warrants."

     Upon the completion of the Company's initial public offering (the "IPO") in July 1996, the Company sold to The Boston Group, L.P. and Joseph Stevens & Company, L.P., the underwriters of such offering (the "Underwriters"), warrants (the "Underwriters' Warrants") to purchase 240,000 shares of Common Stock for $5.80 per share during the period from July 2, 1997 to July 1, 2001.

     The Company's publicly traded Common Stock and Redeemable Warrants are currently listed separately on the automated quotation system of the Nasdaq SmallCap Market under the symbol "SSII." On September 15, 1998, the last trade price for the Common Stock reported on Nasdaq SmallCap Market was $.9375 per share.

     Investors in the securities offered hereby who reside in the State of California shall be required to have a minimum annual gross income of $30,000 and a net worth of $30,000 or, in the alternative, a minimum net worth of $75,000, determined exclusive of home, home furnishings and automobiles.

     THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION" COMMENCING ON PAGES 6 AND 16, RESPECTIVELY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1998

     The various exercise prices of each of the Redeemable Warrants and Underwriters' Warrants are all subject to adjustment pursuant to the anti-dilution provisions thereof. The Company will receive proceeds from the exercise of the Redeemable Warrants and the Underwriters' Warrants, if any are exercised, but will not receive any proceeds from the resale thereof. The Company will not receive any of the proceeds from sales of the Selling Stockholders' Securities by the Selling Stockholders. See "Use of Proceeds." All costs, expenses and fees in connection with the registration of the Selling Stockholders' Securities will be borne by the Company. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The sale of the Selling Stockholders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through the writing of options on the Selling Stockholders' Securities, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If any Selling Stockholder sells his, her or its Selling Stockholders' Securities pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Stockholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Stockholders' Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the Securities and Exchange Commission before such Selling Stockholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

          The exercise of the Redeemable Warrants may be prohibited in certain states. See "Risk Factors - Current Prospectus and State Registration to Exercise Warrants." Although the Redeemable Warrants were initially sold in jurisdictions in which the Redeemable Warrants and underlying shares of Common Stock were qualified for sale, purchasers who reside in or may move to jurisdictions in which the Redeemable Warrants or underlying shares are not registered for sale or otherwise qualified may have purchased such Redeemable Warrants in the aftermarket during the period when the Redeemable Warrants are exercisable. In this event the Company would be unable to issue shares to such persons desiring to exercise their Redeemable Warrants unless and until the shares could be qualified for sale in the jurisdictions in which such purchasers reside, or unless an exemption to such qualification exists. The exercise prices and other terms of the Redeemable Warrants were originally determined by negotiation between the Company and the Underwriters, and such terms were not necessarily related to the Company's asset value, net worth or any other established criteria of value. See "Risk Factors," "Selling Stockholders" and "Plan of Distribution."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Company's Common Stock and Redeemable Warrants are quoted on the Nasdaq SmallCap Market under the symbols SSII and SSIIW, respectively. Reports and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, the SEC maintains an Internet web site (http:\\www.sec.gov) that contains reports and other information regarding registrants that file electronically with the SEC through the Electronic Data Gathering and Retrieval System ("EDGAR").

     The Company has filed with the SEC two Registration Statements on Form SB-2 (Nos. 33-80827 and 333-24271) (collectively with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. For further information with respect to the Company, and the Common Stock and Redeemable Warrants, reference is hereby made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as an exhibit in this Prospectus are not necessarily complete and, in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (as amended pursuant to an amendment filed October 27, 1997); (ii) the Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 1997, December 31, 1997 and March 31, 1998; (iii) the Company's Current Reports on Form 8-K filed December 8, 1997, August 27, 1997 (as amended pursuant to an amendment filed September 9, 1997) and May 6, 1998; (iv) the Company's Proxy Statement dated June 8, 1998; and (v) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents referred to above that have been incorporated into this Prospectus by reference. Written or oral requests for such copies should be directed to:
Secretary, Sound Source Interactive, Inc., 26115 Mureau Road, Suite B, Calabasas, California 91302-3126, telephone (818) 878-0505.


                          FORWARD-LOOKING INFORMATION

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in Section 27 A of the Securities Act and Section 21 E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "plans," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included, but are not limited to, various filings made by the Company with the SEC, or press releases or oral statements made by or with the approval of an authorized executive officer of the Company.

          Management wishes to caution the reader that the forward-looking statements referred to above and contained in this Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved. In addition, actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, changes in business conditions, changes in the personal computer software industry and the general economy, competition, managing rapid growth, ability to identify and compete for potential acquisition candidates and to consummate acquisitions or enter into joint ventures with companies on terms acceptable to the Company, any or all of which will cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. See "Risk Factors" beginning on page 6.

                               PROSPECTUS SUMMARY

THE COMPANY

     Sound Source Interactive, Inc. (the "Company"), which was incorporated on May 4, 1992, is engaged primarily in developing, publishing and marketing interactive computer software. The Company produces products in two categories:
Children's Entertainment and Adult Entertainment. Children's Entertainment consists principally of children's edutainment products including interactive MovieBooks, Activity Centers and Learning Adventures for children aged three to twelve. These products include animation, text, photos, sound clips and actual film footage of well-recognized family films and television series. Adult Entertainment consists of two categories: Entertainment Utilities and Games. Entertainment Utilities incorporate screen savers, sound clips and other content, including mini-arcade games, into a desktop diversion. These products are based on licensed entertainment properties and are marketed as limited edition serialized collector editions. In July 1996, the Company created a "games" division. The principal purpose of the games division is to enable the Company to gain a core competency in entertainment software primarily targeted at the adult PC gaming community. Currently two games are in development and more are planned.

     The Company's objective is to be a leading publisher of high quality, competitively priced, consumer-oriented software. To achieve this objective, the Company intends to (i) focus primarily on developing products with educational and entertainment value which are based on popular movies and television series and are easy to use and install, (ii) develop a broad line of products, upgrade successful products and develop product line extensions and complementary products, (iii) leverage studio relationships to develop cross-marketing promotional programs, (iv) promote trademark recognition, (v) leverage its licensed content to develop products intended for the game market, and (vi) pursue strategic alliances and acquisitions.

     Many of the Company's products are based on licensed content of major motion pictures and television shows under agreement with major entertainment studios including Viacom Consumer Products (as agent for Paramount Pictures Corp.), Twentieth Century Fox Licensing, New Line Cinema, Harvey Entertainment, Warner Bros. Consumer Products, Universal Studios, Carolco Pictures, Inc., MGM/UA Merchandising, Inc. and others. The Company's license agreements for existing products include Babe: A Little Pig Goes A Long Way(TM), The Little Rascals(TM), All Dogs Go to Heaven II(TM), The Land Before Time(TM) series, Babylon 5(TM), Hercules and Xena(TM), Terminator 2: Judgment Day(TM), Free Willy 2(TM), Free Willy 3(TM), Star Trek(TM) franchise, Star Trek: Deep Space Nine(TM), Star Trek: Voyager(TM), DragonHeart(TM), I Love Lucy(TM) and other popular titles. The Company also holds licenses for new products based on Casper A Spirited Beginning(TM), Lost in Space(TM), An American Tail(TM), The Land Before Time(TM), The Abyss(TM), Free Willy 3(TM) and The Lost World Jurassic Park(TM). The Company is continuing the negotiation of additional licenses for its children's products, entertainment utilities and games. Management believes the Company is capable of continuing to obtain new licenses for major motion pictures and television shows and developing new, high quality software products using content from these entertainment properties.

     The Company believes that as of May 31, 1998, its products were in distribution to approximately 8,000 retail outlets. Retailers currently selling one or more of the Company's products include Toys R Us, Office Depot, Office Max, Staples, Future Shops, Tower Records, CompUSA, Best Buy, BJ's, Computer City, Electronics Boutique, Babbages, Etc., Kmart, Barnes & Noble, Sam's Club, Spencer Gifts, Dapy Stores and others.

     The Company is located at 26115 Mureau Road, Suite B, Calabasas, California 91302-3126. Its telephone number is (818) 878-0505. Its facsimile number is
(818) 878-0007.

THE OFFERING

Securities Offered..........  6,201,400 shares of Common Stock issuable upon exercise of outstanding warrants.

                              1,661,338 shares of outstanding Common Stock offered by Selling Stockholders.

Common Stock Outstanding....  5,649,974 shares./1/

Use of Proceeds.............  Assuming that all 5,961,440 Redeemable Warrants are exercised, as to which there can be no assurance, the Company will realize net proceeds of approximately $24,883,820. Assuming that all 240,000 Underwriters' Warrants are exercised, as to which there can be no assurance, the Company will receive net proceeds of $1,392,000. Proceeds will be used for working capital and general corporate purposes. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Use of Proceeds."

Risk Factors................  The shares offered hereby are speculative and involve a high degree of risk, and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

_____________________

/1/ As of August 1, 1998. Excludes: (i) 5,961,400 shares of Common Stock reserved for issuance upon exercise of the Redeemable Warrants; (ii) 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriters' Warrants; (iii) 301,461 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Company's 1992 Stock Option Plan; (iv) up to 1,000,000 shares of Common Stock reserved for issuance upon options that may be granted pursuant to the Company's 1995 Stock Option Plan; and (v) 182,838 shares of Common Stock reserved for issuance upon exercise of stock options granted outside of the option plans referred to in the preceding clauses (iii) and (iv).

                              RECENT DEVELOPMENTS

     On April 27, 1998, the Company entered into a Settlement Agreement dated as of April 24, 1998 with ASSI, Inc., NCD, Inc., The Boston Group, L.P., Vincent J. Bitetti, Ulrich E. Gottschling, Mark A. James and Robert G. Kalik. Pursuant to the Settlement Agreement, the Company has settled with prejudice (the "Settlement") two legal proceedings which were pending against it, its Chairman and Chief Executive Officer Vincent J. Bitetti, and its President and Chief Operating Officer Ulrich E. Gottschling, in Los Angeles Superior Court and which related to an attempted expansion of the Company's Board of Directors and the election of four persons to fill the expansion seats. In connection with the Settlement, the Company (a) exchanged 1,100,000 shares of its common stock for the 4,816,657 common stock purchase warrants held by ASSI, Inc.; (b) amended and restated its Bylaws to provide for a seven-member Board of Directors; (c) appointed Richard Azevedo, Samuel L. Poole, Wayne M. Rogers and John T. Wholihan and to fill vacancies on the Board of Directors; and (d) entered into certain related agreements described below.

     Pursuant to the Settlement Agreement, the Company received the consent of ASSI, Inc. to certain matters relating to the existing Voting Agreement among the Company, ASSI, Inc., Vincent J. Bitetti and Eric H. Winston. Among other things, the consent provides that as between the Company, ASSI, Inc., The Boston Group, L.P. and Vincent J. Bitetti, the nominees for the seven-person board of Directors will be determined as follows: up to two persons may be nominated by Bitetti as long as he holds 750,000 or more shares of the Company's common stock (but only one person, if Bitetti holds more than 500,000 and less than 750,000 shares, and no person if Bitetti holds 500,000 or fewer shares); one person may be nominated by ASSI, Inc. as long as it holds 500,000 or more shares of the Company's common stock (but no person if ASSI, Inc. holds fewer than 500,000 shares); up to two persons may be nominated by The Boston Group, L.P. (including as assignee of the rights of Joseph Stevens & Company, L.P.) pursuant to the Underwriting Agreement dated July 1, 1996 so long as it may be in effect in pertinent part; one person (an "Expansion Member") may be nominated by Mr. Bitetti (subject to approval of such person by ASSI, Inc. (unless a renomination of a presently serving nominee)), and one person (another "Expansion Member") may be nominated by ASSI, Inc. (subject to approval of such person by Mr. Bitetti (unless a renomination of a presently serving nominee)). Each Expansion Member must be independent of the Company and the person nominating such Expansion Member, and must meet certain other requirements set forth in the consent.

     Pursuant to the Settlement Agreement, ASSI, Inc., NCD, Inc., Louis Habash and the Company also entered into a Lock-Up Agreement. Such agreement provides that during the year ending May 30, 1999, ASSI, Inc., NCD, Inc. and Louis Habash (who is the beneficial owner of all of the voting securities of ASSI, Inc. and NCD, Inc.) may not sell shares of the Company's common stock beneficially owned by them in an aggregate amount in excess of an amount determined by a formula, which equates to the product of approximately 94,620 shares times the number of full months, commencing with the month of May 1998, elapsed since the settlement.

     Pursuant to the Settlement Agreement, the Company also entered into a Third Amended and Restated Employment Agreement with Vincent J. Bitetti. The new employment agreement extends the term of Mr. Bitetti's existing agreement for 2-1/4 years until December 31, 2000, increases Mr. Bitetti's annual base salary to $240,000 effectively immediately, grants Mr. Bitetti options to purchase an additional 50,000 shares of the Company's common stock at prices of $2.50 and $5.00 per share and alters the bonus structure applicable under the prior agreement.

     Pursuant to the Settlement Agreement, the Company entered into an Employment Memorandum with Ulrich E. Gottschling which amends Mr. Gottschling's existing employment agreement. The amendment extends the term of the existing agreement for one year until January 31, 2000, increases Mr. Gottschling's annual base salary to $180,000 effective January 1, 1999, grants Mr. Gottschling similar options to purchase an additional 50,000 shares of the Company's common stock and alters the bonus structure applicable under the existing agreement.

     Certain aspects of the Settlement were approved by the Company's stockholders at the annual meeting of stockholders, held on June 30, 1998.


                                  RISK FACTORS

     An investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution. In addition to the other information contained in the Prospectus, prospective investors should carefully consider the following risk factors before making an investment. This Prospectus contains and incorporates by reference forward-looking statements, which are based on current expectations that involve a number of uncertainties including those set forth in the risk factors below. Actual results could differ materially from those projected in the forward-looking statements.

     Product Distribution. On June 1, 1996, the Company entered into a Distribution Services Agreement with Simon & Schuster Interactive Division Services ("SSIDS"), pursuant to which SSIDS provided distribution, warehousing, order fulfillment and accounts collection services for all of the Company's products (subject to certain exceptions) throughout the United States and Canada. This agreement terminated June 1, 1998. Previously, the Company's relationship with SSIDS was exclusive except as regards the rights to distribute the Company's products in direct-to-the-customer programs including direct mail, telemarketing and in-box coupon fulfillment, which were nonexclusive. Although the Company was substantially dependent upon SSIDS for the distribution of its products throughout the United States and Canada during the term of the agreement, SSIDS was not obligated to sell any specified minimum quantity of the Company's products. Net sales to and through SSIDS approximated $2,982,285 (or 69.4 percent) of the Company's net revenues during the fiscal year ended June 30, 1997.

     The Company is currently negotiating with SSIDS with a view to entering into a new agreement, whereby SSIDS would provide only distribution, warehousing, order fulfillment and accounts collection services. It is anticipated that such agreement, which would be nonexclusive, would require the Company to be responsible for all other aspects of marketing its products. There can be no assurance that the Company will enter into any such agreement with SSIDS. Moreover, there can be no assurance that the Company can successfully undertake the other marketing responsibilities previously assumed by SSIDS pursuant to the expired agreement.

     Product Returns and Accounts Receivable. The Company maintains reserves for product returns and uncollectible accounts receivable based upon its prior experience and current market conditions, against which credits for actual returns and uncollectible accounts are applied. Although the Company believes that these reserves are adequate, there can be no assurance that its actual losses due to returns and/or uncollectible accounts will not exceed the reserved amounts.

     Limited History of Business Operations. The Company has a limited operating history. The Company conducted substantially no business prior to its acquisition of Sound Source Interactive, Inc., a California corporation (the "Subsidiary"), in 1994. The Subsidiary itself commenced operations originally as a nonincorporated entity in 1988. The Subsidiary's revenues originally were derived from the sale of sound patches for music synthesizers. Since 1993, revenues and income have been predominately derived from entertainment utilities software for Apple Macintosh and IBM-compatible computers incorporating content licensed from major motion picture studios. See generally "Prospectus Summary - The Company."

     New Business Risks for Licensed Software Products. The business of creating and marketing licensed software derived from motion pictures is a new and evolving industry, which will be subject to a number of risks, including trends in personal computer sales, changes in available technology and changes in the competition for licenses to develop software derived from motion pictures. Changes in these factors could have a material adverse effect on the Company's revenues and potential profitability.

     Competition. The market for the Company's consumer software products is intensely and increasingly competitive. Existing consumer software companies may broaden their product lines to compete with the Company's products, and potential new competitors may enter or increase their focus on the consumer software market, resulting in even greater competition for the Company. Many of the companies with which the Company currently competes, including Microsoft Corp., Broderbund, Inc., Knowledge Adventure, Disney, CUC International Inc., Hasbro, Inc., The Learning Company, Inc., Davidson & Associates, Virgin Interactive and GT Interactive Software Corp., have greater financial, technical, marketing, sales and customer support resources, as well as greater name recognition and better access to consumers, than the Company. To the extent that competitors achieve performance, price or other selling advantages, the Company could be materially adversely affected. There can be no assurance that the Company will have the resources required to respond effectively to market or technological changes or to compete successfully in the future. In addition, increasing competition in the consumer software market may cause prices to fall, which may materially adversely affect the Company's business, operating results and financial condition.

     Limitation on Directors' Liability; Indemnification. The Company's Certificate of Incorporation provides that a director of the Company, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware GCL"), will have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Bylaws generally require the Company to indemnify and advance expenses to its directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Company also has entered into indemnification agreements with each of its directors whereby the Company will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a Company director.

     Changes in Technology and Industry Standards. The consumer software industry is undergoing rapid changes, including evolving industry standards, frequent new product introductions and changes in consumer requirements and preferences. The introduction of new technologies, including operating systems and media formats, could render the Company's existing products obsolete or unmarketable. In 1993, for example, there was a significant shift in consumer demand from DOS-based software to Microsoft(R)-Windows(R)-based software. More recently, consumer demand has been shifting from disk-based software to software on CD-ROM. In the future, there could be radical changes in software delivery systems, replacing CD-ROM with on-line or other methods of distribution.

     There can be no assurance that the current demand for the Company's Windows(R) and CD-ROM products will continue or that the mix of the Company's future product offerings will keep pace with technological changes or satisfy evolving consumer preferences. The success of the Company will be dependent upon its ability to develop, introduce and market products which respond to such changes in a timely fashion. The Company intends to maintain its products in accordance with industry standards. The development cycle for products utilizing new operating systems or formats may be significantly longer than the Company's current development cycle for products on existing operating systems and formats and may require the Company to invest resources in products that may not become profitable. Although the Company's software is Windows '95(R) and Windows '98(R) compatible, there can be no assurance that the Company will be successful in developing and marketing products for certain advanced and emerging operating systems and formats that may arise in the future. Failure to develop and introduce new products and product enhancements in a timely fashion could result in significant product returns and inventory obsolescence and could impair the Company's business, operating results and financial condition.

     Uncertainty of Market Acceptance; Short Product Life Cycles. Consumer preferences for software products are difficult to predict, and few consumer software products achieve sustained market acceptance. The Company believes that the highest sales of each of its products will occur during the six- to nine-month periods following their introduction, and that thereafter sales will diminish and pricing will be reduced. Therefore, the Company's success is dependent upon the market acceptance of its existing products and the continued development and introduction of new products which achieve market acceptance. There can be no assurance that the Company's existing products will continue to realize market acceptance, or that new products introduced by the Company will achieve any significant degree of market acceptance or sustain any such acceptance for any significant period of time. Failure of the Company's new and existing products to achieve and sustain market acceptance will have a material adverse effect on the Company's business, operating results and financial condition.

     Fluctuations in Operating Results; Seasonality. The Company has experienced, and may continue to experience, fluctuations in operating results due to a variety of factors, including the size and rate of growth of the consumer software market, market acceptance of the Company's products and those of its competitors, development and promotional expenses relating to the introduction of new products or new versions of existing products, ability to add new distribution channels, product returns, changes in pricing policies by the Company and its competitors, the accuracy of retailers' forecasts of consumer demand, the timing of the receipt of orders from major customers and account cancellations or delays in shipment. In response to competitive pressures for new product introductions, the Company may take certain pricing or marketing actions that could materially and adversely affect the Company's business, operating results and financial condition. The Company's expense levels are based, in part, on its expectations as to future sales. Therefore, operating results could be disproportionately affected by a reduction in sales or a failure to meet the Company's sales expectations. The Company may be required to pay in advance or to guarantee royalties, which may be substantial, to obtain licenses of intellectual properties from third parties before such properties have been introduced or achieved market acceptance. Defective products may result in higher customer support costs and product returns.

     Additionally, the consumer software business traditionally has been seasonal. Typically, net sales are highest during the fourth calendar quarter and decline in the first and second calendar quarters. The seasonal pattern is due primarily to the increased demand for consumer software during the year-end holiday buying season. The Company expects its net sales and operating results to continue to reflect seasonality. There can be no assurance that the Company will achieve consistent profitability on a quarterly or annual basis. Nevertheless, management believes that in the future its results may be less subject to seasonal fluctuations because its products will be marketed in conjunction with the release of home videos, which occur throughout the year.

     Dependence on Retailers. The Company's retail customers include computer stores, office supply stores, warehouse clubs, consumer electronics stores, bookstores, video stores and alternative channels. The Company's customers are not contractually required to make future purchases of the Company's products and therefore could discontinue carrying the Company's products in favor of competitors' products or for any other reason. Retailers compete in a volatile industry that is subject to rapid change, consolidation, financial difficulty and increasing competition from new distribution channels. Due to increased competition for limited shelf space, retailers are increasingly in a better position to negotiate favorable purchase terms, including price discounts and product return policies. Retailers often require software publishers to pay fees in exchange for preferred shelf space. Retailers may give higher priority to products other than the Company's, thus reducing their efforts to sell the Company's products. There can be no assurance that the Company will be able to increase or sustain its current amount of retail shelf space or promotional resources, and as a result, the Company's operating results could be materially adversely affected. In addition, other types of retail outlets and methods of product distribution may become important in the future, such as on-line services. It is critical to the success of the Company that as these changes occur, the Company gains access to those channels of distribution.

     Dependence on Outside Suppliers. The Company contracts with third party suppliers to provide manufacturing of its products, which the Company believes allows it to control effectively its costs of production. The Company relies upon the ability of such suppliers to provide products which are free of defects. To the extent that any supplier-produced defective product was not discovered until the product was shipped, it could result in the Company's liability for returned merchandise and a loss of its reputation for high quality products. Although the Company would attempt to recoup from the supplier of defective product any expenses incurred, there can be no assurance that the Company would be fully compensated for any losses that resulted.

     Risk of Inability to Manage Rapid Growth. The Company is currently experiencing a period of rapid growth that has placed, and could continue to place, a significant strain on the Company's financial, management and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems, and to attract, train, motivate, manage and retain key employees. The Company may make additional investments in capital equipment to expand into new product lines. No assurances can be given that these new systems will be implemented successfully. The failure to do so, or to otherwise effectively manage potential future growth, could have a material adverse effect on the Company's business, operating results and financial condition.

     Risks Associated with Acquisitions. As part of its strategy to enhance revenue growth and market presence, the Company continually evaluates acquisitions of entertainment software companies and selected titles within existing or new product categories. In considering an acquisition, the Company may compete with other potential acquirors, many of which may have greater financial and operational resources. Further, the evaluation, negotiation and integration of such acquisitions may divert significant time and resources of the Company, particularly of its management. There can be no assurance that suitable acquisition candidates will be identified, that any acquisitions can be consummated, or that any acquired businesses or products can be successfully integrated into the Company's operations. In addition, there can be no assurance that future acquisitions will not have a material adverse effect upon the Company's business, operating results and financial condition, particularly in the fiscal quarters immediately following the consummation of such transactions due to unexpected expenses which may be associated with integrating such acquisitions.

     Limited Protection of Intellectual Property and Proprietary Rights. The Company regards its software as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws, employee and third party nondisclosure agreements and other methods to protect its proprietary rights. All of the Company's new products are CD-ROM based, and hence are difficult to copy. However, unauthorized copying occurs within the software industry, and if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be materially adversely affected.

     As the number of software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products.

     Although the Company has not been the subject of any actual, pending or threatened intellectual property litigation, there has been substantial litigation regarding copyright, trademark and other intellectual property rights involving computer software companies. In the future, litigation may be necessary to enforce the Company's proprietary rights, to protect copyrights, trademarks and trade secrets and other intellectual property rights owned by the Company or its licensors, to defend the Company against claimed infringements of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation, with or without merit, could be costly and result in a diversion of management's attention, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from selling its products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     Licenses Terminable Upon Change in Ownership, Control or Management. The Company's licenses and other intellectual property may not be transferred to third parties without the consent of the licensors. Transfer of ownership of stated percentages of the Common Stock could constitute a prohibited transfer of the Company's licenses for the Star Trek titles. All of the Company's licenses with Warner Bros. (including Free Willy 2, Free Willy 3 and Babylon 5) provide that a change in "management" will be deemed an unauthorized assignment of the license. It is not clear under what circumstances the Company might be deemed to have a change in management which could result in the termination of these licenses.

     The completion of the Company's IPO and/or the Settlement may have resulted, and any future change in ownership or control of the Company (including exercise of the Redeemable Warrants) could result, in the termination of the licenses referred to above. The potential terminability of such licenses could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may materially adversely affect the market price of the Common Stock.

     Limited Time Period of Licenses. The Company's products are based upon licensed content of major motion pictures and television shows under license and/or development agreements with major entertainment studios. All of the license and development agreements to which the Company currently is a party are for fixed terms which will expire over the next five years. Although no licensor is required to extend any license, the Company anticipates that the licensor under each agreement will extend its terms, provided that the Company is in compliance with all requirements of each license, including most significantly that the Company has satisfied the applicable minimum royalty guarantees. In the event that any licensor fails to renew its license agreement, then the subject license will terminate and the Company will no longer be entitled to sell the licensed product. The loss of one or more of the licenses could have a material adverse effect on the Company's revenues and operating results. There can be no assurance that the Company will satisfy its performance obligations under any license or development agreement or that all material licenses will be renewed even if such requirements are satisfied.

     Control of the Company. As of August 1, 1998, the Company had 5,649,974 outstanding shares of Common Stock. Vincent J. Bitetti, who is the Company's largest stockholder, owned of record 1,234,684 shares (21.9 percent) of the outstanding Common Stock; and ASSI, Inc. owned of record 1,140,000 shares (20.2 percent) of the outstanding Common Stock. Louis Habash of Las Vegas, Nevada, has advised the Company that he owns all of the voting equity securities of ASSI, Inc., and thus is the ultimate beneficial owner of all of the Common Stock owned by ASSI, Inc. If the holders of all of the Redeemable Warrants were to exercise such Redeemable Warrants, but no other outstanding warrants or options were exercised, the voting power of Vincent J. Bitetti would be reduced to approximately 10.4 percent, and the voting power of ASSI, Inc. would be reduced to approximately 9.6 percent. ASSI, Inc. has indicated to the Company that it acquired the Common Stock beneficially owned by it as an investment with a view to long-term appreciation.

     The Company is party to certain agreements governing the composition of its Board of Directors, as more fully described under "Recent Developments."

     The Company is a quasi-California corporation subject to certain provisions of the California General Corporation Law (the "California GCL"). See "Description of Securities - Application of California GCL." Among other consequences of the Company's status as a quasi-California corporation, at the request of any stockholder, the election of the Company's directors will be determined by cumulative voting procedures. Consequently, if cumulative voting is exercised (and without regard to the various voting agreements described herein), the Company's stockholders other than Vincent J. Bitetti will have sufficient votes to elect four of its six directors assuming no exercise of the Redeemable Warrants, and to elect five of its six directors assuming exercise of the Redeemable Warrants in full.

     Possible Need for Additional Financing. The Company heretofore has been substantially dependent on the net proceeds of its securities offerings, including the IPO, to fund its working capital requirements. As of March 31, 1998, the Company had working capital of $1,565,369 and cash and cash equivalents of $1,075,783. The Company experienced a significant increase in growth during the nine-month period ended March 31, 1998, as compared to the same period of time in the prior fiscal year. The Company sustained net losses of $1,734,160, $4,474,976 and $2,668,520 for the fiscal years ended June 30,
1995, 1996 and 1997, respectively. The Company realized a net profit of $459,841 for the nine months ended March 31, 1998 versus a net loss of $1,546,515 for the nine months ended March 31, 1997. There can be no assurance as to whether the Company can operate profitability in the future.

     Effective September 1997, the Company entered into a financing agreement with Silicon Valley Financial Services, a division of Silicon Valley Bank. This factoring arrangement enables the Company to borrow an amount equal to up to $1,500,000 of the Company's qualified gross domestic accounts receivable, as defined in the agreement. As of August 1, 1998, no amounts were borrowed under this agreement. This credit facility is secured by a lien on all of the assets of the Company.

     The Company will require significant additional capital fully to implement its business strategy. There can be no assurance that The Company will be able to obtain additional capital on satisfactory terms, or at all, to meet its future financing needs.

     Broad Discretion in Use of Proceeds.   The net proceeds from the exercise
of the Redeemable Warrants and Underwriters' Warrants, if any are exercised, will be used for working capital and general corporate purposes. The Company will have broad discretion in the use of funds allocated to working capital.
The Company will not receive any proceeds from the resale of any Common Stock by the Selling Stockholders as described herein. See "Use of Proceeds."

     Risk of Limitation of Use of Net Operating Loss Carryforwards. As of June 30, 1997 the Company had net operating loss carryforwards of approximately $9,708,000 for federal income tax purposes, which may be utilized from 1998 to 2012 (subject to certain limitations). The consummation of the IPO resulted in an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder. Consequently, the Company's use of its net operating loss carryforwards to offset taxable income in any post-change period is subject to certain specified annual limitations. There can be no assurance as to the specific amount of net operating loss carryforwards available in any post-change year since the calculation is based upon a fact-dependent formula.

     Immediate Substantial Dilution. If all 5,961,440 of the outstanding Redeemable Warrants and 240,000 Underwriters' Warrants are exercised, such exercise will result in dilution to the exercising investors of $2.10 per share (48 percent) between the warrant exercise price ($4.40 per share) and the pro forma net tangible book value per share of Common Stock upon completion of such warrant exercise. See "Dilution."

     Securities Eligible for Future Sale. As of August 1, 1998, a total of 5,649,974 shares of Common Stock were issued and outstanding. An additional 7,685,739 shares of Common Stock were issuable pursuant to the following outstanding options and warrants: (a) 301,461 shares of Common Stock underlying options granted pursuant to the Company's 1992 Stock Option Plan; (b) 1,000,000 shares of Common Stock underlying options which have been or may be granted pursuant to the Company's 1995 Stock Option Plan; (c) 182,838 shares of Common Stock underlying options granted by the Company to a Selling Stockholder; and
(d) an aggregate of 6,201,440 shares of Common Stock issuable upon the exercise of (i) the Redeemable Warrants (5,961,440 shares) and (ii) the Underwriters' Warrants (240,000 shares).

     Of the 5,649,974 shares of Common Stock issued and outstanding as of May 31, 1998 (subject to the assumptions in the preceding paragraph), 2,413,184 shares are freely tradeable without further registration under the Securities Act (except for any such securities held by an "affiliate" of the Company), and the remaining 3,236,790 outstanding shares of Common Stock are "restricted securities" as defined in Rule 144 under the Securities Act and may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom. Of such outstanding restricted securities, 1,478,500 shares of Common Stock may be sold pursuant to this Prospectus, and upon such sale will become freely tradeable (except for any such shares or Redeemable Warrants held by an "affiliate" the Company, and provided that prior to May 30, 1999, ASSI, Inc. may not sell shares of Common Stock being registered for its account in excess of the product of approximately 94,620 times the number of full months elapsed since April 24, 1998). See "Selling Stockholders." Further, the 6,201,442 shares of Common Stock issuable by the Company upon exercise of the Redeemable Warrants and Underwriters' Warrants and the 182,838 shares issuable by the Company upon exercise of an option held by a Selling Stockholder may likewise be sold pursuant to this Prospectus and upon such sale will become freely tradeable (except for any such shares held by an "affiliate" of the Company).

     As of August 1, 1998, options for the purchase of 301,461 shares of Common Stock were issued pursuant to the Company's 1992 Stock Option Plan. The Company has determined not to issue any further options under its 1992 Stock Option Plan, but all outstanding options under such Plan will remain valid. All of the options granted under the 1992 Stock Option Plan are presently exercisable. The Company also has reserved 1,000,000 shares of Common Stock for issuance to key employees, officers, directors and consultants pursuant to the Company's 1995 Stock Option Plan. As of August 1, 1998, the Company had granted options for the purchase of 571,599 shares of Common Stock pursuant to the 1995 Stock Option Plan, of which 267,641 are presently exercisable, 161,898 will become exercisable later in fiscal 1999, 161,394 will become exercisable in fiscal 2000, and 25,666 will become exercisable in fiscal 2001. The Company has filed (or will file) separate registration statements pertaining to all of the Common Stock issuable upon exercise of options granted or to be granted pursuant to the 1992 Stock Option Plan and the 1995 Stock Option Plan. All Common Stock issuable upon exercise of the options will be freely tradeable (except for any such shares held by an "affiliate" of the Company).

     Certain of the Company's stockholders, including ASSI, Inc., Vincent J. Bitetti, Ulrich E. Gottschling and Eric H. Winston, are entitled to registration rights.

     Sales of any or all such securities described in the preceding paragraphs may depress the price of the Common Stock or the Redeemable Warrants.

     An additional 6,664,287 shares of Common Stock remain available for issuance at the discretion of the Board of Directors. The potential issuance of such authorized and unissued Common Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may materially adversely affect the market price of, and the voting and other rights of the holders of the Common Stock. Although the Company has no present intention to issue any such shares of its authorized and unissued Common Stock, there can be no assurance the Company will not do so in the future. See "Description of Securities - Common Stock."

     No Preemptive Rights; Possible Dilutive Event. The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to elect to sell additional shares of Common Stock, or securities convertible into or exercisable to purchase shares of Common Stock, persons acquiring Common Stock in this offering would have no right to purchase additional shares, and as a result, their percentage equity interest in the Company would be diluted. See "Description of Securities - Common Stock."

     No Dividends. As of the date of this Prospectus, the Company has not paid any cash dividends on its Common Stock and does not intend to declare any such dividends in the foreseeable future. The Company's ability to pay dividends is subject to limitations imposed by the Delaware GCL and, as a quasi-California corporation, to the more restrictive provisions of the California GCL. The sole source of funds available to the Company for the payment of dividends is dividends or loans advanced to it by the Subsidiary, which is itself a California corporation and therefore subject to the dividend payment provisions of the California GCL.

     Under the Delaware GCL, dividends may be paid out of a corporation's capital surplus, or if there is no surplus, out of the corporation's net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. The California GCL generally prohibits a corporation from paying dividends unless the retained earnings of the corporation immediately prior to the distribution exceed the amount of the distribution. Alternatively, a corporation may pay dividends if (i) the assets of the corporation exceed 1 1/4 times its liabilities, and (ii) the current assets of the corporation equal or exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution were less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities. Under the foregoing requirements, the Company will not be able to pay dividends for the foreseeable future. See "Description of Securities."

     Qualification Requirements for Nasdaq Securities; Risk of Low Priced Securities. In order for the Company's Common Stock and Redeemable Warrants to continue to be listed on the Nasdaq SmallCap Market, (i) the Company must have either (A) net tangible assets (defined as total assets, excluding goodwill, minus total liabilities) of at least $2,000,000, (B) a market capitalization of at least $35,000,000 or (C) net income in its latest fiscal year or in two of its last three fiscal years of at least $500,000, (ii) a public float (defined as shares not held directly or indirectly by any officer, director or ten percent or greater stockholder of the Company) of at least 500,000 shares having a market value of at least $1,000,000, (iii) a minimum bid price of at least $1,
(iv) at least two market makers, and (v) at least 300 stockholders that each own 100 or more shares. If the bid price for the Common Stock falls below $1 for 30 days, the Company has 90 days to come back into compliance (by the Common Stock's closing at or above $1 for ten consecutive days) before being subject to delisting.

     The Company does not know whether it will be able to maintain its listing on the Nasdaq SmallCap Market; however, in the event the Company experiences losses from operations or material adverse trading conditions, the Common Stock and Redeemable Warrants could be subject to delisting. It is anticipated that if the Common Stock and Redeemable Warrants are delisted from the Nasdaq SmallCap Market, trading, if any, therein would be conducted in the over-the-counter market on the NASD OTC Electronic Bulletin Board established for securities that do not meet the Nasdaq listing requirements or the Company's securities would be quoted in what are commonly referred to as the "pink sheets." In such event, an investor may find it more difficult to dispose of, or to obtain accurate price quotations and volume information concerning, the Common Stock and Redeemable Warrants.

     In addition, if the Common Stock and Redeemable Warrants are delisted from Nasdaq, they might be subject to the low priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as investors with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For any transaction involving a penny stock, unless exempt, the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     Although the Company believes that the Common Stock and Redeemable Warrants will not be defined as a penny stock due to their anticipated continued listing on Nasdaq, in the event they subsequently become characterized as a penny stock, the market liquidity therefor could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Common Stock and Redeemable Warrants and, thus, the ability of purchasers in this offering to sell their Common Stock and Redeemable Warrants in the secondary market.


                                USE OF PROCEEDS

     The net proceeds from the exercise of the Redeemable Warrants and Underwriters' Warrants, if any are exercised, will be used for working capital and general corporate purposes. The proceeds to the Company from the exercise of all 5,961,440 Redeemable Warrants (as to which there can be no assurance) net of the expenses of this offering (estimated at $35,000 for costs and $1,311,517 for the five percent warrant exercise fee payable to the Underwriters) would be approximately $24,883,820. The proceeds to the Company for the exercise of all 240,000 Underwriters' Warrants (as to which there can be no assurance) would be approximately $1,392,000.

     The Company will not receive any of the proceeds from the resale of any Common Stock by the Selling Stockholders as described herein. See "Risk Factors - Broad Discretion in Use of Proceeds."


                                    DILUTION

     The following discussion and tables reflect the potential dilution to holders who exercise their Redeemable Warrants at $4.40 per share. The difference between the exercise price per Redeemable Warrant and the pro forma net tangible book value per share of Common Stock after such exercise constitutes the resulting dilution per share of Common Stock. "Net tangible book value per share" represents the total tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. At May 31, 1998, the Company had 5,649,974 shares of Common Stock outstanding and at such date the net tangible book value of the Company was $1,034,827, or approximately $.18 per share of Common Stock. See "Risk Factors - Immediate Substantial Dilution."

     After giving effect to the exercise of all 5,961,440 Redeemable Warrants (and assuming the exercise of no other warrants or options) net of the related expenses of this offering (estimated at $35,000 for costs and $1,311,517 for the five percent warrant exercise fee payable to the Underwriters), and to the exercise of all 240,000 Underwriters' Warrants, the pro forma net tangible book value of the Company at May 31, 1998, would have been $27,310,646 or $2.30 per share, representing an immediate increase in net tangible book value of $2.12 per share to existing stockholders and an immediate dilution of $2.10 per share (48 percent) to purchasers of shares of Common Stock upon the exercise of such Redeemable Warrants.

     The following table illustrates the dilution to new investors on a per share basis assuming exercise of all 5,961,440 Redeemable Warrants and 240,000 Underwriters' Warrants (and assuming the exercise of no other warrants or options):


Description                                                        Amount   Amount
----------------------------------------------------------------   ------   ------
Exercise price per share of Common Stock under Redeemable
 Warrants                                                                    $4.40

Pro forma net tangible book value per share of Common
 Stock before exercise of Redeemable Warrants                       $0.18

Increase in net tangible book value per share of Common
 Stock attributable to the sale of 5,961,440 shares of Common
 Stock upon exercise of Redeemable Warrants                          2.12
                                                                    -----

Pro forma net tangible book value per share of Common
 Stock after exercise of Redeemable Warrants                                  2.30
                                                                             -----
Dilution per share of Common Stock to new investors upon
 exercise of Redeemable Warrants                                             $2.10
                                                                             =====

     The foregoing computations assume the exercise of no warrants or stock options after May 1, 1998. See "Risk Factors - Securities Available for Future Sale."


                              SELLING STOCKHOLDERS

     An aggregate of 1,661,338 shares of Common Stock are being registered in this offering for the account of the Selling Stockholders. The Selling Stockholders' Securities may be sold by the Selling Stockholders or their respective transferees commencing on the date of this Prospectus, provided that prior to May 30, 1999 ASSI, Inc. may not sell shares of Common Stock being registered for its account in excess of the product of 94,620 times the number of full months elapsed since April 24, 1998. Sales of such shares of Common Stock by the Selling Stockholders or their respective transferees may depress the price of the Common Stock. See "Risk Factors - Securities Eligible for Future Sale."

     The following table sets forth certain information with respect to persons for whom the Company is registering such shares of Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of such shares of Common Stock. None of the Selling Stockholders has had any position, office or material relationship with the Company or its affiliates during the last three years except for the following: (i) ASSI, Inc., which served as a lender and consultant to the Company during 1996 and was a party to the Settlement Agreement; (ii) Vincent J. Bitetti, the Company's Chairman of the

Board and Chief Executive Officer and its largest stockholder and was a party to the Settlement Agreement; and (iii) Eric H. Winston, who served as the President and Chief Operating Officer of the Company from May 1994 until November 1, 1996.

                                           NUMBER OF                NUMBER OF
                                             SHARES                  SHARES
NAME OF SELLING STOCKHOLDER(1)       OWNED BEFORE OFFERING     BEING REGISTERED(2)
---------------------------------   ------------------------   -------------------
ASSI, Inc.                                         40,000(3)             40,000
                                                1,100,000(4)          1,100,000
Vincent J. Bitetti                              1,234,684(5)            200,000
Eric H. Winston                                   321,338(6)            321,338

--------------------------

(1) Information set forth in the table regarding the Selling Stockholders' Securities is provided to the best knowledge of the Company based on information furnished to the Company by such respective Selling Stockholders and/or available to the Company through its stock ledgers or inquiries to brokers.

(2) Since the Selling Stockholders may offer all or part of the Common Stock held thereby, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Common Stock to be offered for sale by the Selling Stockholders or as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of this offering.

(3) Represents Common Stock privately acquired by ASSI, Inc. from Vincent J. Bitetti in 1995 at a purchase price of $5.00 per share.

(4) Represents Common Stock privately acquired by ASSI, Inc. from the Company in 1998 pursuant to the Settlement. See "Recent Developments."

(5) Includes 100,000 shares of Common Stock owned of record by Mr. Bitetti which Eric H. Winston holds a presently exercisable option to purchase from Mr. Bitetti at a price of $2.00 per share.

(6) Includes 38,500 shares of Common Stock owned of record by Mr. Winston, 100,000 shares of Common Stock as to which Mr. Winston holds a presently exercisable option to purchase from Vincent J. Bitetti at a price of $2.00 per share, and 182,838 shares of Common Stock as to which Mr. Winston holds a presently exercisable purchase option from the Company at a price of $.06 per share.

                           DESCRIPTION OF SECURITIES

GENERAL

     Under the Company's Restated Certificate of Incorporation, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock. As of August 1, 1998, the Company had outstanding 5,649,974 shares of Common Stock, 5,961,440 Redeemable Warrants and 240,000 Underwriters' Warrants.

REDEEMABLE WARRANTS

     The following is a brief summary of certain provisions of the Redeemable Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and Corporate Stock Transfer Company as warrant agent (the "Warrant Agreement"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information."

     Each Redeemable Warrant entitles the holder thereof to purchase, at any time during the period from July 1, 1997 to January 1, 2002, one share of Common Stock at a price of $4.40 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below.

     The Redeemable Warrants are subject to redemption by the Company, at any time, commencing July 1, 1997, at a price of $.25 per Redeemable Warrant if the average closing bid price of the Common Stock equals or exceeds $ 5.60 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of notice of redemption. If the Redeemable Warrants were redeemed prior to their exercise, the holders thereof would lose the benefit of the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock.

     The exercise price and the terms of the Redeemable Warrants bear no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Securities offered hereby.

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Redeemable Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification on or of the Common Stock and issuances of shares of Common Stock for a consideration less than the exercise price of the Redeemable Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable holders of Redeemable Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares that might otherwise have been purchased upon the exercise of the Redeemable Warrant. No adjustments will be made unless such adjustment would require an increase or decrease of at least $.10 or more in such exercise price. No adjustment to the exercise price of the shares subject to the Redeemable Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock.

     The Redeemable Warrants may be exercised upon surrender of the warrant certificate on or prior to January 1, 2002 at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Redeemable Warrants being exercised. The holders of Redeemable Warrants do not have the rights or privileges of holders of Common Stock.

     No Redeemable Warrant will be exercisable unless at the time of exercise the Company has filed a current prospectus with the SEC covering the shares of Common Stock issuable upon exercise of such Redeemable Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the jurisdiction of residence of the holder of such Redeemable Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so. See "Risk Factors - Current Prospectus and State Registration to Exercise Warrants."

UNDERWRITERS' WARRANTS

     The Company has issued to the Underwriters the Underwriters' Warrants to purchase up to 240,000 shares of Common Stock at an exercise price of $5.80 per share. The Underwriters' Warrants are exercisable at any time and from time to time, in whole or in part, during the period from July 2, 1997 to July 1, 2001 (the "Warrant Exercise Term").

     Subject to certain limitations and exclusions, the Company has agreed, at the request of the Underwriters, at the Company's expense, to register under the Securities Act the Underwriters' Warrants and the shares of Common Stock issuable upon exercise thereof on one occasion during the Warrant Exercise Term, and to include the Underwriters' Warrants and the shares of Common Stock issuable upon exercise thereof in any appropriate registration statement filed by the Company during the Warrant Exercise Term.

                              PLAN OF DISTRIBUTION

     The Common Stock issuable upon the exercise of the Redeemable Warrants and the Underwriters' Warrants will be distributed when and as such warrants are exercised by the holders thereof. No such warrants have been exercised as of the date of this Prospectus.

     The Selling Stockholders may effect transactions in their Selling Stockholders' Securities by selling such Securities directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase the Selling Stockholders' Securities as principals and thereafter sell such Securities from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both.

     The sale of the Selling Stockholders' Securities may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, through a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. If any Selling Stockholder sells his or its Selling Stockholders' Securities, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Stockholder pays compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Selling Stockholders' Securities, a post-effective amendment to the Registration Statement of which this Prospectus is a part would need to be filed and declared effective by the SEC before such Selling Stockholder could make such sale, pay such compensation or make such a distribution. The Company is under no obligation to file a post-effective amendment to the Registration Statement of which this Prospectus is a part under such circumstances.

     The Selling Stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any Selling Stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Swidler Berlin Shereff Friedman, LLP, Washington, D.C.


                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB as of and for the year ended June 30, 1997 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report dated October 2, 1997, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB as of and for the years ended June 30, 1996 and 1995 have been audited by Corbin & Wertz, Irvine, California, independent certified public accountants, to the extent set forth in their report dated September 16, 1996 and are included in reliance upon such report.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THE PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Available Information...................................................     1
Incorporation of Certain Documents by Reference.........................     1
Forward-Looking Information.............................................     2
Prospectus Summary......................................................     3
Recent Developments.....................................................     5
Risk Factors............................................................     6
Use of Proceeds.........................................................    15
Dilution................................................................    15
Selling Stockholders....................................................    16
Description of Securities...............................................    18
Plan of Distribution....................................................    20
Legal Matters...........................................................    21
Experts.................................................................    21

                                 ------------

      6,201,440 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
           1,661,338 SHARES OF COMMON STOCK FOR SELLING STOCKHOLDERS

                                 ------------

                                  PROSPECTUS

                                 ------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

CAPITALIZED TERMS USED IN THIS PART II WITHOUT DEFINITIONS ARE AS DEFINED IN THE PROSPECTUS.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates

Accounting fees and expenses...........................  $ 2,000*
Printing and engraving expenses........................   10,000*
Blue Sky fees and expenses (including counsel fees)....    1,000*
Other legal fees and legal expenses....................   22,000*
                                                         -------
Total..................................................  $35,000

---------------------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law, as amended (the "Delaware GCL"), permits under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee, or agent of the corporation has been successful in defending any such proceeding, the Delaware GCL provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court may, upon application, determine that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by majority vote of a quorum of directors not parties to the proceeding, by written opinion of independent legal counsel, or by the stockholders, that the defendant met the applicable standard of conduct described above.

     The Delaware GCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

     Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Bylaws of Sound Source Interactive, Inc. a Delaware corporation (the "Registrant"), generally require the Registrant to indemnify and advance expenses to its directors and its officers, employees and other agents to the fullest extent permitted by the Delaware GCL as the same exists or may hereafter be amended. The Registrant has purchased a directors' and officers' liability policy insuring its directors and officers. The Registrant also has entered into indemnification agreements with each of its directors whereby the Registrant will indemnify each such person against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving as a director. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Registrant or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Section 102(b)(7) of the Delaware GCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breaches of certain duties. Under the Registrant's Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by Section 102(b)(7) of the Delaware GCL (or any successor provision), have no personal liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.
Section 102(b)(7) of the Delaware GCL provides that Delaware corporations may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) as provided under Section 174 of the Delaware GCL (involving certain unlawful dividends and stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

     The foregoing descriptions are general summaries only. Reference is made to the full text of Registrant's Certificate of Incorporation and Bylaws filed as part of this Registration Statement.

ITEM 16.  EXHIBITS.

EXH. NO.  DESCRIPTION OF EXHIBIT
3.1       Second Restated Certificate of Incorporation of the Registrant.  Filed as
          Exhibit 3.1 to the Registrant's Registration Statement of Form SB-2 (No.
          33-80827) ("Registration Statement No. 33-80827") and incorporated herein by reference.

3.2       Amended and Restated Bylaws of the Registrant.  Filed as Exhibit 3.1 to the
          Form 8-K Report of the Registrant dated May 6, 1998 and incorporated herein by reference.
4.1       Specimen Common Stock Certificate.  Filed as Exhibit 4.1 to Registration
          Statement 33-80827 and incorporated herein by reference.

4.2       Form of Warrant Agreement between the Registrant and Corporate Stock
          Transfer Inc., as warrant agent, and form of Redeemable Warrant.  Filed as
          Exhibit 4.2 to Registration Statement No. 33-80827 and incorporated herein by reference.

4.3       Form of Underwriter's Warrant Agreement between the Registrant and The
          Boston Group, L.P. and Joseph Stevens and Company, L.P. and form of
          Underwriters' Warrant.  Filed as Exhibit 4.3 to the Registration Statement
          No. 33-80827 and incorporated herein by reference.

5.1       Opinion of Swidler Berlin Shereff Friedman, LLP.  Filed herewith.
23.1      Consent of Deloitte & Touche LLP.  Filed herewith.
23.2      Consent of Corbin & Wertz.  Filed herewith.
23.3      Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5).
24.1      Power of Attorney (included on page II-6 of this Registration Statement).

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i)To include any Prospectus required by section 10(a)(3) of the Securities Act; (ii)To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Calabasas, California, on August 28, 1998.

                              SOUND SOURCE INTERACTIVE, INC.

                              By: /s/ Vincent J. Bitetti
                                  ---------------------------------
                                      Vincent J. Bitetti,
                                      Chairman of the Board and
                                      Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Vincent
J. Bitetti and/or Ulrich E. Gottschling is true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

         SIGNATURE                              TITLE                         DATE
----------------------------   ---------------------------------------   ---------------
/s/ Vincent J. Bitetti         Chairman of the Board and                 August 28, 1998
----------------------------   Chief Executive Officer (principal
Vincent J. Bitetti             executive officer)

/s/ Ulrich E. Gottschling      President, Chief Operating Officer,       August 28, 1998
----------------------------   Chief Financial Officer, Treasurer
Ulrich E. Gottschling          and Secretary (principal financial and
                               accounting officer)

/s/ Richard Azevedo            Director                                  August 17, 1998
----------------------------
Richard Azevedo

/s/ Mark A. James              Director                                  August 18, 1998
----------------------------
Mark A. James

/s/ Samuel L. Poole            Director                                  August 28, 1998
----------------------------
Samuel L. Poole

/s/ Wayne M. Rogers            Director                                  August 28, 1998
----------------------------
Wayne M. Rogers

/s/ John T. Wholihan           Director                                  August 18, 1998
----------------------------
John T. Wholihan

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